Exhibit 99.1

Teva Reports Third Quarter 2021 Financial Results

  Revenues of $3.9 billion
  GAAP diluted EPS of $0.26
  Non-GAAP diluted EPS of $0.59
  Cash flow generated from operating activities of $529 million
  Free cash flow of $795 million
  Full year 2021 business outlook reaffirmed
    Net revenues of $16.0 - $16.4 billion
    Adjusted EBITDA of $4.8 - $5.1 billion
    EPS of $2.50 - $2.70
    Free cash flow of $2.0 - $2.3 billion

TEL AVIV, Israel--(BUSINESS WIRE)--October 27, 2021--Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) today reported results for the quarter ended September 30, 2021.

Mr. Kåre Schultz, Teva's President and CEO, said, "I am very happy with our solid performance in the third quarter of 2021, especially our strong cash flow and continued momentum with key brands. Our results were driven by robust performance of AJOVY® in the U.S., Europe and Japan as well as U.S. sales of AUSTEDO®, our novel therapy for the treatment of patients with Huntington’s disease and tardive dyskinesia. We are also very enthusiastic about expanding our pipeline with additional movement disorder products in clinical development for multiple system atrophy (MSA) and Parkinson’s disease, through the strategic collaboration announced yesterday with MODAG GmbH."

Mr. Schultz continued, "We are also proud to be launching a Sustainability-Linked Bond (SLB) today, which further demonstrates our commitment to the environment and to securing access to medicines in low and middle-income countries, two of the greatest challenges of our time. Teva is the first generics company to issue an SLB, furthering our leadership in accessible medicines for patients throughout the world."

Third Quarter 2021 Consolidated Results

Revenues in the third quarter of 2021 were $3,887 million, a decrease of 2%, or 3% in local currency terms, compared to the third quarter of 2020. This decrease was mainly due to lower revenues in our North America segment, mainly due to COPAXONE® and generic products, partially offset by higher revenues from generic and OTC products in our Europe segment, AJOVY® and AUSTEDO®. Revenues continued to be affected by the ongoing impact of the COVID-19 pandemic on markets and on customer stocking and purchasing patterns.

Exchange rate movements during the third quarter of 2021, including hedging effects, positively impacted our revenues by $42 million and our GAAP and non-GAAP operating income by $22 million and $23 million, respectively.

GAAP gross profit was $1,794 million in the third quarter of 2021, a decrease of 3% compared to the third quarter of 2020. GAAP gross profit margin was 46.2% in the third quarter of 2021, compared to 46.6% in the third quarter of 2020. The decrease in gross profit margin was mainly driven by a change in the mix of products sold, resulting from lower sales of specialty products that have higher profitability, mainly COPAXONE and lower profitability from Anda, partially offset by improved profitability from generic products, mainly in our North America segment. Non-GAAP gross profit was $2,083 million in the third quarter of 2021, flat compared to the third quarter of 2020. Non-GAAP gross profit margin was 53.6% in the third quarter of 2021, compared to 52.4% in the third quarter of 2020.

GAAP Research and Development (R&D) expenses in the third quarter of 2021 were $222 million, a decrease of 14% compared to the third quarter of 2020. Non-GAAP R&D expenses were $217 million, or 5.6% of quarterly revenues, in the third quarter of 2021, compared to $233 million, or 5.8%, in the third quarter of 2020. In the third quarter of 2021, our R&D expenses related primarily to specialty product candidates in the respiratory, pain, migraine and headache therapeutic areas, with additional activities in selected other areas and generic products including biosimilars. Our lower R&D expenses in the third quarter of 2021, compared to the third quarter of 2020, were mainly due to a decrease in the pain and neuropsychiatry therapeutic areas as well as various generics projects.

GAAP Selling and Marketing (S&M) expenses in the third quarter of 2021 were $597 million, a decrease of 1% compared to the third quarter of 2020. Non-GAAP S&M expenses were $567 million, or 14.6% of quarterly revenues, in the third quarter of 2021, compared to $566 million, or 14.2%, in the third quarter of 2020.

GAAP General and Administrative (G&A) expenses in the third quarter of 2021 were $291 million, an increase of 4% compared to the third quarter of 2020. Non-GAAP G&A expenses were $275 million, or 7.1% of quarterly revenues, in the third quarter of 2021, compared to $269 million, or 6.8%, in the third quarter of 2020.

GAAP operating income in the third quarter of 2021 was $623 million, compared to a loss of $4,342 million in the third quarter of 2020. The operating loss in the third quarter of 2020 was mainly due to a goodwill impairment charge and higher intangible asset impairment charges. Non-GAAP operating income in the third quarter of 2021 was $1,042 million, an increase of 2%, compared to $1,025 million in the third quarter of 2020. Non-GAAP operating margin was 26.8% in the third quarter of 2021, compared to 25.8% in the third quarter of 2020. The increase was mainly due to higher profit in our Europe and International Markets segments, partially offset by lower profit in our North America segment.

EBITDA (defined as operating income, excluding amortization and depreciation expenses) was $954 million in the third quarter of 2021, compared to negative EBITDA of $3,961 million in the third quarter of 2020. Adjusted EBITDA (defined as non-GAAP operating income excluding depreciation expenses) was $1,170 million in the third quarter of 2021, an increase of 1% compared to $1,153 million in the third quarter of 2020.

GAAP financial expenses were $241 million in the third quarter of 2021, compared to $117 million in the third quarter of 2020. Non-GAAP financial expenses were $235 million in the third quarter of 2021, compared to $241 million in the third quarter of 2020. Financial expenses in the third quarter of 2021, were mainly comprised of interest expenses of $232 million. Financial expenses in the third quarter of 2020 were mainly comprised of interest expenses of $241 million, partially offset by gains on revaluations of marketable securities of $124 million.

In the third quarter of 2021, we recognized a GAAP tax expense of $76 million, on pre-tax income of $382 million. In the third quarter of 2020, we recognized a tax expense of $16 million, on pre-tax loss of $4,459 million. Our tax rate for the third quarter of 2021 was mainly affected by amortization and interest expense disallowance. Non-GAAP income taxes in the third quarter of 2021 were $137 million, or 17%, on pre-tax non-GAAP income of $807 million. Non-GAAP income taxes in the third quarter of 2020 were $133 million, or 17%, on pre-tax non-GAAP income of $784 million. Our non-GAAP tax rate in the third quarter of 2021 was mainly affected by the mix of products we sold and interest expense disallowance.

We expect our annual non-GAAP tax rate for 2021 to be 17%-18%, unchanged from our outlook provided in February 2021.

GAAP net income attributable to Teva and GAAP EPS were $292 million and $0.26, respectively, in the third quarter of 2021, compared to net loss of $4,349 million and a loss per share of $3.97 in the third quarter of 2020. The loss in the third quarter of 2020 was mainly due to a goodwill impairment charge and intangible asset impairment charges. Non-GAAP net income attributable to Teva and non-GAAP diluted EPS in the third quarter of 2021 were $651 million and $0.59, respectively, compared to $637 million and $0.58 in the third quarter of 2020.

The weighted average diluted shares outstanding used for the fully diluted share calculation for the three months ended September 30, 2021 and 2020 was 1,109 million shares and 1,096 million shares, respectively. The weighted average diluted shares outstanding used for the fully diluted share calculation on a non-GAAP basis for the three months ended September 30, 2021 and 2020 was 1,109 million and 1,100 million shares, respectively.

As of September 30, 2021 and 2020, the fully diluted share count for purposes of calculating our market capitalization was approximately 1,128 million and 1,118 million, respectively.

Non-GAAP information: Net non-GAAP adjustments in the third quarter of 2021 were $360 million. Non-GAAP net income and non-GAAP EPS for the third quarter of 2021 were adjusted to exclude the following items:

  Amortization of purchased intangible assets of $199 million, of which $175 million is included in cost of sales and the remaining $24 million in S&M expenses;
  Impairment of long-lived assets of $47 million, comprised of tangible assets in the North America segment and impairment of intangible assets of IPR&D and product rights assets mainly in connection with the Actavis Generics acquisition;
  Restructuring expenses of $28 million;
  Equity compensation expenses of $26 million;
  Contingent consideration expense of $9 million, mainly related to an increase in future royalties;
  Finance expenses of $6 million, related to revaluation of marketable securities;
  Other items of $107 million; and
  Income tax of $62 million.

Teva believes that excluding such items facilitates investors’ understanding of its business. For further information, see the tables below for a reconciliation of the U.S. GAAP results to the adjusted non-GAAP figures and the information under “Non-GAAP Financial Measures.” Investors should consider non-GAAP financial measures in addition to, and not as replacement for, or superior to, measures of financial performance prepared in accordance with GAAP.

Cash flow generated from operating activities during the third quarter of 2021 was $529 million, compared to $307 million in the third quarter of 2020. The increase in the third quarter of 2021 was mainly due to favorable collection of payments from customers in North America.

Free cash flow (defined as cash flow from operating activities, cash used for capital investments, beneficial interest collected in exchange for securitized accounts receivables and proceeds from divestitures of businesses and other assets) was $795 million in the third quarter of 2021, compared to $506 million in the third quarter of 2020. The increase in the third quarter of 2021 resulted mainly from higher cash flow from operating activities.

As of September 30, 2021, our debt was $23,746 million, compared to $25,132 million as of June 30, 2021. This decrease was mainly due to repayment of our $1,475 million 2.2% senior notes at maturity in July 2021 and exchange rate fluctuations, partially offset by $300 million borrowed under our unsecured syndicated revolving credit facility (“RCF”). During the third quarter of 2021, we borrowed $500 million under our RCF, of which $200 million was repaid during the quarter and the remaining $300 million was repaid subsequently. As of the date hereof, no amounts are outstanding under the RCF. Our debt as of September 30, 2021 was effectively denominated in the following currencies: 63% in U.S. dollars, 34% in euros and 3% in Swiss francs. The portion of total debt classified as short-term as of September 30, 2021 was 11%, compared to 14% as of June 30, 2021. Our financial leverage was 67% as of September 30, 2021, compared to 69% as of June 30, 2021. Our average debt maturity was approximately 5.4 years as of September 30, 2021, compared to 5.3 years as of June 30, 2021.

Segment Results for the Third Quarter of 2021

North America Segment

Our North America segment includes the United States and Canada.

The following table presents revenues, expenses and profit for our North America segment for the three months ended September 30, 2021 and 2020:

	Three months ended September 30,
	2021		2020
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$1,875	100%	$2,017	100%
Gross profit	967	51.6%	1,056	52.4%
R&D expenses	146	7.8%	155	7.7%
S&M expenses	250	13.3%	250	12.4%
G&A expenses	121	6.4%	97	4.8%
Other income	(7)	§	(5)	§
Segment profit*	$458	24.4%	$560	27.7%

* Segment profit does not include amortization and certain other items. § Represents an amount less than 0.5%.

Revenues from our North America segment in the third quarter of 2021 were $1,875 million, a decrease of $142 million, or 7%, compared to the third quarter of 2020, mainly due to a decrease in revenues from COPAXONE and generic products. Our North America segment has experienced some reductions in volume due to less physician and hospital activity during the COVID-19 pandemic, but has also experienced increase in demand for certain products related to the treatment of COVID-19 and its symptoms. In addition, the ability to promote certain specialty products has been impacted by less physician visits by patients and less physician interactions by our sales personnel.

Revenues in the United States, our largest market, were $1,754 million in the third quarter of 2021, a decrease of $134 million, or 7%, compared to the third quarter of 2020.

Revenues by Major Products and Activities

The following table presents revenues for our North America segment by major products and activities for the three months ended September 30, 2021 and 2020:

	Three months ended September 30,		Percentage Change
	2021	2020	2020-2021
	(U.S. $ in millions)

Generic products	$859	$928	(7%)
AJOVY	46	35	31%
AUSTEDO	201	168	19%
BENDEKA®/TREANDA®	95	105	(9%)
COPAXONE	133	236	(44%)
ProAir®*	31	50	(37%)
Anda	363	341	7%
Other	146	155	(5%)
Total	$1,875	$2,017	(7%)

* Does not include revenues from our ProAir authorized generic, which are included under generic products.

Generic products revenues in our North America segment (including biosimilars) in the third quarter of 2021 were $859 million, a decrease of 7% compared to the third quarter of 2020, mainly due to increased competition and lower volumes.

In the third quarter of 2021, our total prescriptions were approximately 305 million (based on trailing twelve months), representing 8.2% of total U.S. generic prescriptions according to IQVIA data.

AJOVY revenues in our North America segment in the third quarter of 2021 increased by 31% to $46 million, compared to the third quarter of 2020, mainly due to growth in volume.

AUSTEDO revenues in our North America segment in the third quarter of 2021 increased by 19%, to $201 million, compared to $168 million in the third quarter of 2020, mainly due to growth in volume.

BENDEKA and TREANDA combined revenues in our North America segment in the third quarter of 2021 decreased by 9% to $95 million, compared to the third quarter of 2020, mainly due to the availability of alternative therapies and continued competition from Belrapzo® (a ready-to-dilute bendamustine hydrochloride product from Eagle).

COPAXONE revenues in our North America segment in the third quarter of 2021 decreased by 44% to $133 million, compared to the third quarter of 2020, mainly due to generic competition in the United States.

ProAir (HFA and RespiClick) revenues in our North America segment in the third quarter of 2021 were $31 million, a decrease of 37% compared to the third quarter of 2020, mainly due to generic competition. In January 2019, we launched our own ProAir authorized generic in the United States, following the launch of a generic version of Ventolin® HFA, another albuterol inhaler. Revenues from our ProAir authorized generic are included in “generic products” above. During the third quarter of 2021, the exit market share of our overall albuterol product, including our ProAir authorized generic was 38%, making it the second largest in the market, compared to 44% in the third quarter of 2020. Other generic versions of ProAir were launched in 2020.

Anda revenues in our North America segment in the third quarter of 2021 increased by 7% to $363 million, compared to $341 million in the third quarter of 2020, mainly due to higher demand.

North America Gross Profit

Gross profit from our North America segment in the third quarter of 2021 was $967 million, a decrease of 8%, compared to $1,056 million in the third quarter of 2020. This decrease was mainly due to lower gross profit from COPAXONE.

Gross profit margin for our North America segment in the third quarter of 2021 decreased to 51.6%, compared to 52.4% in the third quarter of 2020. This decrease was mainly due to a change in the mix of products.

North America Profit

Profit from our North America segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our North America segment in the third quarter of 2021 was $458 million, a decrease of 18% compared to $560 million in the third quarter of 2020, mainly due to lower gross profit.

Europe Segment

Our Europe segment includes the European Union and certain other European countries.

The following table presents revenues, expenses and profit for our Europe segment for the three months ended September 30, 2021 and 2020:

	Three months ended September 30,
	2021		2020
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$1,220	100%	$1,116	100%
Gross profit	714	58.6%	637	57.1%
R&D expenses	55	4.5%	60	5.4%
S&M expenses	204	16.7%	200	17.9%
G&A expenses	64	5.2%	66	5.9%
Other income	(2)	§	(1)	§
Segment profit*	$394	32.3%	$312	28.0%

* Segment profit does not include amortization and certain other items. § Represents an amount less than $1 million or 0.5%, as applicable.

Revenues from our Europe segment in the third quarter of 2021 were $1,220 million, an increase of 9% or $104 million, compared to the third quarter of 2020. In local currency terms, revenues increased by 6%, mainly due to the impact the COVID-19 pandemic had on markets and on customer stocking and purchasing patterns.

Revenues by Major Products and Activities

The following table presents revenues for our Europe segment by major products and activities for the three months ended September 30, 2021 and 2020:

	Three months ended September 30,		Percentage Change
	2021	2020	2020-2021
	(U.S. $ in millions)
Generic products	$895	$824	9%
AJOVY	23	8	180%
COPAXONE	95	101	(6%)
Respiratory products	85	77	10%
Other	122	106	15%
Total	$1,220	$1,116	9%

Generic products revenues in our Europe segment in the third quarter of 2021, including OTC products, increased by 9% to $895 million, compared to the third quarter of 2020. In local currency terms, revenues increased by 7%, mainly due to the impact the COVID-19 pandemic had on markets and on customer stocking and purchasing patterns.

AJOVY revenues in our Europe segment in the third quarter of 2021 increased to $23 million, compared to $8 million in the third quarter of 2020, mainly due to launches and reimbursements in additional European countries as well as growth in existing countries.

COPAXONE revenues in our Europe segment in the third quarter of 2021 decreased by 6% to $95 million, compared to the third quarter of 2020. In local currency terms, revenues decreased by 7%, due to price reductions and a decline in volume resulting from competing glatiramer acetate products.

Respiratory products revenues in our Europe segment in the third quarter of 2021 increased by 10% to $85 million compared to the third quarter of 2020. In local currency terms, revenues increased by 7%, mainly due to the impact the COVID-19 pandemic had on markets and on customer stocking and purchasing patterns.

Europe Gross Profit

Gross profit from our Europe segment in the third quarter of 2021 was $714 million, an increase of 12% compared to $637 million in the third quarter of 2020, mainly due to the impact the COVID-19 pandemic had on markets and on customer stocking and purchasing patterns.

Gross profit margin for our Europe segment in the third quarter of 2021 increased to 58.6%, compared to 57.1% in the third quarter of 2020.

Europe Profit

Profit from our Europe segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our Europe segment in the third quarter of 2021 was $394 million, an increase of 26%, compared to $312 million in the third quarter of 2020. This increase was mainly due to higher revenues, as discussed above.

International Markets Segment

Our International Markets segment includes all countries in which we operate other than those in our North America and Europe segments. The key markets in this segment are Japan, Russia and Israel.

On February 1, 2021, we completed the sale of the majority of the generic and operational assets of our business venture in Japan.

The following table presents revenues, expenses and profit for our International Markets segment for the three months ended September 30, 2021 and 2020:

	Three months ended September 30,
	2021		2020
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$530	100%	$529	100%
Gross profit	296	55.9%	275	52.0%
R&D expenses	16	3.0%	17	3.2%
S&M expenses	102	19.2%	101	19.1%
G&A expenses	29	5.4%	33	6.3%
Other income	(2)	§	(1)	§
Segment profit*	$152	28.8%	$125	23.6%

* Segment profit does not include amortization and certain other items. § Represents an amount less than 0.5%.

Revenues from our International Markets segment in the third quarter of 2021 were $530 million, flat compared to the third quarter of 2020. In local currency terms, revenues increased by 1% compared to the third quarter of 2020, mainly due to higher revenues in most markets and a milestone payment of $35 million from Otsuka related to the launch of AJOVY in Japan, partially offset by lower revenues in Japan resulting from the divestment mentioned above, as well as regulatory price reductions and generic competition to off-patented products. Revenues continued to be affected by the ongoing impact of the COVID-19 pandemic on markets and on customer stocking and purchasing patterns.

Revenues by Major Products and Activities

The following table presents revenues for our International Markets segment by major products and activities for the three months ended September 30, 2021 and 2020:

	Three months ended September 30,		Percentage Change
	2021	2020	2020-2021
	(U.S. $ in millions)
Generic products	$412	$429	(4%)
AJOVY	39	16	145%
COPAXONE	10	14	(30%)
Other	69	71	(3%)
Total	$530	$529	§
____________________________ § Represents an amount less than 0.5%.

Generic products revenues in our International Markets segment in the third quarter of 2021, which include OTC products, decreased by 4% in U.S. dollar or 3% in local currency terms, to $412 million, compared to the third quarter of 2020. This decrease was mainly due to lower sales in Japan resulting from the divestment mentioned above, as well as regulatory price reductions and generic competition to off-patented products in Japan, partially offset by higher revenues in most other markets.

AJOVY was launched in certain markets in our International Markets segment, including in Japan during the third quarter of 2021. We are moving forward with plans to launch AJOVY in other markets. AJOVY revenues in our International Markets segment in the third quarter of 2021 were $39 million, compared to $16 million in the third quarter of 2020. Revenues in the third quarter of 2021 included milestone payment of $35 million received from Otsuka related to the launch of AJOVY in Japan. Revenues in the third quarter of 2020 included a milestone payment of $15 million received from Otsuka.

COPAXONE revenues in our International Markets segment in the third quarter of 2021 were $10 million, compared to $14 million in the third quarter of 2020.

AUSTEDO was launched in China for the treatment of chorea associated with Huntington disease and for the treatment of tardive dyskinesia in early 2021. We continue with additional submissions in various other markets.

International Markets Gross Profit

Gross profit from our International Markets segment in the third quarter of 2021 was $296 million, an increase of 8% compared to $275 million in the third quarter of 2020.

Gross profit margin for our International Markets segment in the third quarter of 2021 increased to 55.9%, compared to 52.0% in the third quarter of 2020. This increase was mainly due to the divestment in Japan mentioned above, the Otsuka milestone payment for AJOVY and a change in product portfolio mix, partially offset by regulatory price reductions and generic competition to off-patented products in Japan.

International Markets Profit

Profit from our International Markets segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our International Markets segment in the third quarter of 2021 was $152 million, an increase of 22%, compared to $125 million in the third quarter of 2020. This increase was mainly due to higher gross profit.

Other Activities

We have other sources of revenues, primarily the sale of active pharmaceutical ingredients ("APIs") to third parties, certain contract manufacturing services and an out-licensing platform offering a portfolio of products to other pharmaceutical companies through our affiliate Medis. Our other activities are not included in our North America, Europe or International Markets segments described above.

Our revenues from other activities in the third quarter of 2021 were $262 million, a decrease of 17% compared to the third quarter of 2020 in both U.S dollar and local currency terms, mainly due to a decrease in volumes from API and Medis resulting from the COVID-19 pandemic, as well as lower revenues from contract manufacturing services.

API sales to third parties in the third quarter of 2021 were $161 million, a decrease of 8% in both U.S. dollar and local currency terms, compared to the third quarter of 2020.

Conference Call

Teva will host a conference call and live webcast including a slide presentation on Wednesday, October 27, 2021, at 8:00 a.m. ET to discuss its third quarter 2021 results and overall business environment. A question & answer session will follow.

In order to participate, please dial the following numbers:

United States:	1 (877) 870-9135
International:	+44 (0) 2071 928338
Israel:	1 (809) 213-985
Passcode:	6466787

A live webcast of the call will be available on Teva’s website at: ir.tevapharm.com.

Following the conclusion of the call, a replay of the webcast will be available within 24 hours on the Company's website or by calling the following numbers: United States 1-866-331-1332; International +44 (0) 3333 009785; passcode: 6466787.

About Teva

Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) has been developing and producing medicines to improve people’s lives for more than a century. We are a global leader in generic and specialty medicines with a portfolio consisting of over 3,500 products in nearly every therapeutic area. Around 200 million people around the world take a Teva medicine every day, and are served by one of the largest and most complex supply chains in the pharmaceutical industry. Along with our established presence in generics, we have significant innovative research and operations supporting our growing portfolio of specialty and biopharmaceutical products. Learn more at http://www.tevapharm.com.

Some amounts in this press release may not add up due to rounding. All percentages have been calculated using unrounded amounts.

Non-GAAP Financial Measures

This press release contains certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures, including, but not limited to, non-GAAP EPS, non-GAAP operating income, non-GAAP gross profit, non-GAAP gross profit margin, EBITDA, Adjusted EBITDA, non-GAAP R&D expenses, non-GAAP S&M expenses, non-GAAP G&A expenses, non-GAAP financial expenses, non-GAAP income taxes, non-GAAP income (loss) before income taxes, non-GAAP tax rate, non-GAAP net income (loss), non-GAAP net income (loss) attributable to Teva and non-GAAP diluted EPS are presented in order to facilitates investors' understanding of our business. We utilize certain non-GAAP financial measures to evaluate performance, in conjunction with other performance metrics. The following are examples of how we utilize the non-GAAP measures: our management and board of directors use the non-GAAP measures to evaluate our operational performance, to compare against work plans and budgets, and ultimately to evaluate the performance of management; our annual budgets are prepared on a non-GAAP basis; and senior management’s annual compensation is derived, in part, using these non-GAAP measures. See the attached tables for a reconciliation of the GAAP results to the adjusted non-GAAP figures. Investors should consider non-GAAP financial measures in addition to, and not as replacements for, or superior to, measures of financial performance prepared in accordance with GAAP. We are not providing forward looking guidance for GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current beliefs and expectations and are subject to substantial risks and uncertainties, both known and unknown, that could cause our future results, performance or achievements to differ significantly from that expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include risks relating to:

  our ability to successfully compete in the marketplace, including: that we are substantially dependent on our generic products; consolidation of our customer base and commercial alliances among our customers; delays in launches of new generic products; the increase in the number of competitors targeting generic opportunities and seeking U.S. market exclusivity for generic versions of significant products; our ability to develop and commercialize biopharmaceutical products; competition for our specialty products, including AUSTEDO, AJOVY and COPAXONE; our ability to achieve expected results from investments in our product pipeline; our ability to develop and commercialize additional pharmaceutical products; and the effectiveness of our patents and other measures to protect our intellectual property rights;
  our substantial indebtedness, which may limit our ability to incur additional indebtedness, engage in additional transactions or make new investments, may result in a further downgrade of our credit ratings; and our inability to raise debt or borrow funds in amounts or on terms that are favorable to us;
  our business and operations in general, including: uncertainty regarding the COVID-19 pandemic and its impact on our business, financial condition, operations, cash flows, and liquidity and on the economy in general; our ability to successfully execute and maintain the activities and efforts related to the measures we have taken or may take in response to the COVID-19 pandemic and associated costs therewith; effectiveness of our optimization efforts; our ability to attract, hire and retain highly skilled personnel; manufacturing or quality control problems; interruptions in our supply chain; disruptions of information technology systems; breaches of our data security; variations in intellectual property laws; challenges associated with conducting business globally, including political or economic instability, major hostilities or terrorism; costs and delays resulting from the extensive pharmaceutical regulation to which we are subject or delays in governmental processing time due to travel and work restrictions caused by the COVID-19 pandemic;
  the effects of reforms in healthcare regulation and reductions in pharmaceutical pricing, reimbursement and coverage; significant sales to a limited number of customers; our ability to successfully bid for suitable acquisition targets or licensing opportunities, or to consummate and integrate acquisitions; and our prospects and opportunities for growth if we sell assets;
  compliance, regulatory and litigation matters, including: failure to comply with complex legal and regulatory environments; increased legal and regulatory action in connection with public concern over the abuse of opioid medications and our ability to reach a final resolution of the remaining opioid-related litigation; scrutiny from competition and pricing authorities around the world, including our ability to successfully defend against the U.S. Department of Justice criminal charges of Sherman Act violations; potential liability for patent infringement; product liability claims; failure to comply with complex Medicare and Medicaid reporting and payment obligations; compliance with anti-corruption sanctions and trade control laws; and environmental risks;
  other financial and economic risks, including: our exposure to currency fluctuations and restrictions as well as credit risks; potential impairments of our intangible assets; potential significant increases in tax liabilities (including as a result of potential tax reform in the United States); and the effect on our overall effective tax rate of the termination or expiration of governmental programs or tax benefits, or of a change in our business;

and other factors discussed in this press release, in our Quarterly Report on Form 10-Q for the third quarter of 2021 and in our Annual Report on Form 10-K for the year ended December 31, 2020, including in the sections captioned "Risk Factors” and “Forward Looking Statements.” Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements.

Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data)

		Three months ended		Nine months ended
		September 30,		September 30,
		2021	2020	2021	2020
		(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues		3,887	3,978	11,778	12,206
Cost of sales		2,093	2,126	6,234	6,528
Gross profit		1,794	1,852	5,544	5,678
Research and development expenses		222	258	723	704
Selling and marketing expenses		597	605	1,798	1,815
General and administrative expenses		291	279	822	846
Intangible assets impairments		21	509	295	1,278
Goodwill impairment			4,628		4,628
Other asset impairments, restructuring and other items		62	(98)	227	404
Legal settlements and loss contingencies		3	21	113	10
Other income		(25)	(8)	(73)	(30)
Operating (loss) income		623	(4,342)	1,638	(3,978)
Financial expenses, net		241	117	805	565
Income (loss) before income taxes		382	(4,459)	833	(4,543)
Income taxes (benefit)		76	16	235	(147)
Share in (profits) losses of associated companies, net		5	(136)	(9)	(135)
Net income (loss)		302	(4,340)	608	(4,261)
Net income (loss) attributable to non-controlling interests		11	10	32	(121)
Net income (loss) attributable to Teva		292	(4,349)	576	(4,140)

Earnings (loss) per share attributable to Teva:	Basic ($)	0.26	(3.97)	0.52	(3.78)
	Diluted ($)	0.26	(3.97)	0.52	(3.78)
Weighted average number of shares (in millions):	Basic	1,103	1,096	1,102	1,095
	Diluted	1,109	1,096	1,109	1,095

Non-GAAP net income attributable to Teva:*		651	637	2,001	2,077
Non-GAAP net income attributable to Teva for diluted earnings per share:		651	637	2,001	2,077

Non-GAAP earnings per share attributable to Teva:*	Basic ($)	0.59	0.58	1.82	1.90
	Diluted ($)	0.59	0.58	1.81	1.89

Non-GAAP average number of shares (in millions):	Basic	1,103	1,096	1,102	1,095
	Diluted	1,109	1,100	1,109	1,099

* See reconciliation attached.

Condensed Consolidated Balance Sheets
(U.S. dollars in millions)

	September 30,	December 31,
	2021	2020
ASSETS	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	2,045	2,177
Accounts receivables, net of allowance for credit losses of $119 million and $126 million as of September 30, 2021 and December 31, 2020.	4,046	4,581
Inventories	4,167	4,403
Prepaid expenses	1,066	945
Other current assets	805	710
Assets held for sale	25	189
Total current assets	12,154	13,005
Deferred income taxes	622	695
Other non-current assets	518	538
Property, plant and equipment, net	6,040	6,296
Operating lease right-of-use assets	507	559
Identifiable intangible assets, net	7,832	8,923
Goodwill	20,179	20,624
Total assets	47,851	50,640

LIABILITIES & EQUITY
Current liabilities:
Short-term debt	2,709	3,188
Sales reserves and allowances	4,241	4,824
Accounts payables	1,514	1,756
Employee-related obligations	555	685
Accrued expenses	2,035	1,780
Other current liabilities	770	933
Total current liabilities	11,825	13,164

Long-term liabilities:
Deferred income taxes	910	964
Other taxes and long-term liabilities	2,203	2,240
Senior notes and loans	21,037	22,731
Operating lease liabilities	425	479
Total long-term liabilities	24,575	26,414
Equity:
Teva shareholders’ equity	10,467	10,026
Non-controlling interests	984	1,035
Total equity	11,451	11,061
Total liabilities and equity	47,851	50,640

TEVA PHARMACEUTICAL INDUSTRIES LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in millions)
(Unaudited)

	Nine months ended			Three months ended
	September 30,			September 30,
	2021		2020		2021	2020
Operating activities:
Net income (loss)	$608		$(4,261)		$302	$(4,339)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	1,010		1,162		329	381
Impairment of long-lived assets and assets held for sale	401		6,314		47	5,194
Net change in operating assets and liabilities	(1,881)		(1,627)		(202)	(625)
Deferred income taxes – net and uncertain tax positions	13		(656)		8	(154)
Stock-based compensation	86		91		26	29
Net loss (gain) from investments and from sale of long lived assets	109		(232)		16	(256)
Research and development in process	-		40		-	40
Other items	(4)		54		3	37
Net cash provided by (used in) operating activities	342		885		529	307

Investing activities:
Beneficial interest collected in exchange for securitized accounts receivables	1,278		1,102		397	333
Purchases of property, plant and equipment	(409)		(402)		(146)	(143)
Proceeds from sale of business and long-lived assets	269		54		15	9
Proceeds from sale of investments	172		12		19	3
Other investing activities	(33)		(44)		3	(45)
Net cash provided by investing activities	1,277		722		288	157

Financing activities:
Repayment of senior notes and loans and other long-term liabilities	(1,475)		(1,871)		(1,475)	(1,171)
Proceeds from short term debt	500		231		500	231
Repayment of short term debt	(200)		(116)		(200)	(116)
Redemption of convertible senior notes	(491)		-		-	-
Other financing activities	(5)		(4)		(2)	(1)
Net cash used in financing activities	(1,671)		(1,760)		(1,177)	(1,057)
Translation adjustment on cash and cash equivalents	(80)		5		(31)	18
Net change in cash and cash equivalents	(132)		(148)		(391)	(575)
Balance of cash and cash equivalents at beginning of period	2,177		1,975		2,436	2,402

Balance of cash and cash equivalents at end of period	$2,045		1,827		2,045	$1,827

Non-cash financing and investing activities:
Beneficial interest obtained in exchange for securitized accounts receivables	$1,310	488	$1,055	1,055	$432	$327

	Three Months Ended September 30, 2021
	U.S. $ and shares in millions (except per share amounts)
	GAAP	Excluded for non-GAAP measurement									Non-GAAP
		Amortization of purchased intangible assets	Legal settlements and loss contingencies	Impairment of long lived assets	Restructuring costs	Costs related to regulatory actions taken in facilities	Equity compensation	Contingent consideration	Other non-GAAP items*	Other items
Net revenues	3,887										3,887
Cost of sales	2,093	175				5	5		104		1,804
Gross profit	1,794	175				5	5		104		2,083
Gross profit margin	46.2%										53.6%
R&D expenses	222						4				217
S&M expenses	597	24					7				567
G&A expenses	291						10		6		275
Other income	(25)								(7)		(18)
Legal settlements and loss contingencies	3		3								-
Other assets impairments, restructuring and other items	62			26	28			9	(1)		-
Intangible assets impairments	21			21							-
Operating income (loss)	623	199	3	47	28	5	26	9	103		1,042
Financial expenses, net	241									6	235
Income (loss) before income taxes	382	199	3	47	28	5	26	9	103	6	807
Income taxes	76									(62)	137
Share in (profits) losses of associated companies – net	5									0	4
Net income (loss)	302	199	3	47	28	5	26	9	103	(56)	665
Net income (loss) attributable to non-controlling interests	11									(4)	14
Net income (loss) attributable to Teva	292	199	3	47	28	5	26	9	103	(60)	651

EPS - Basic	0.26									0.33	0.59
EPS - Diluted	0.26									0.32	0.59

		The non-GAAP diluted weighted average number of shares was 1,109 million for the three months ended September 30, 2021.
		Non-GAAP income taxes for the three months ended September 30, 2021 were 17% on pre-tax non-GAAP income.
		* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, such as certain accelerated depreciation expenses and inventory write offs, primarily related to the rationalization of our plants and other unusual events.

Adjusted EBITDA reconciliation
Operating income (loss)	623
Add:
Depreciation	132
Amortization	199
EBITDA	954
Legal settlements and loss contingencies	3
Impairment of long lived assets	47
Restructuring costs	28
Costs related to regulatory actions taken in facilities	5
Equity compensation	26
Contingent consideration	9
Other non-GAAP items (excluding accelerated depreciation of $4 million)*	99
Adjusted EBITDA	1,170

* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, such as certain accelerated depreciation expenses and inventory write offs, primarily related to the rationalization of our plants and other unusual events.

	Nine Months Ended September 30, 2021
	U.S. $ and shares in millions (except per share amounts)
	GAAP	Excluded for non-GAAP measurement									Non-GAAP
		Amortization of purchased intangible assets	Legal settlements and loss contingencies	Impairment of long- lived assets	Restructuring costs	Costs related to regulatory actions taken in facilities	Equity compensation	Contingent consideration	Other non- GAAP items*	Other items
Net revenue	11,778										11,778
Cost of sales	6,234	538				17	17		195		5,467
Gross profit	5,544	538				17	17		195		6,311
Gross profit margin	47.1%										53.6%
R&D expenses	723						14		5		704
S&M expenses	1,798	76					24		-		1,698
G&A expenses	822						31		7		785
Other (income) expense	(73)								(44)		(29)
Legal settlements and loss contingencies	113		113								-
Other assets impairments, restructuring and other items	227			106	96			(7)	32		-
Intangible assets impairment	295			295							-
Operating income (loss)	1,638	613	113	401	96	17	86	(7)	194		3,153
Financial expenses, net	805									104	701
Income (loss) before income taxes	833	613	113	401	96	17	86	(7)	194	104	2,452
Income taxes	235									(182)	417
Share in (profits) losses of associated companies – net	(9)									(1)	(8)
Net income (loss)	608	613	113	401	96	17	86	(7)	194	(79)	2,042
Net income (loss) attributable to non-controlling interests	32									(10)	42
Net income (loss) attributable to Teva	576	613	113	401	96	17	86	(7)	194	(90)	2,001

EPS - Basic	0.52									1.29	1.82
EPS - Diluted	0.52									1.29	1.81

		The non-GAAP diluted weighted average number of shares was 1,109 million for the nine months ended September 30, 2021.
		Non-GAAP income taxes for the nine months ended September 30, 2021 were 17% on pre-tax non-GAAP income.
		* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, such as certain accelerated depreciation expenses and inventory write offs, primarily related to the rationalization of our plants and other unusual events.

Adjusted EBITDA reconciliation
Operating income (loss)	1,638
Add:
Depreciation	398
Amortization	613
EBITDA	2,650
Legal settlements and loss contingencies	113
Impairment of long lived assets	401
Restructuring costs	96
Costs related to regulatory actions taken in facilities	17
Equity compensation	86
Contingent consideration	(7)
Other non-GAAP items (excluding accelerated depreciation of $13 million)*	181
Adjusted EBITDA	3,538

* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, such as certain accelerated depreciation expenses and inventory write offs, primarily related to the rationalization of our plants and other unusual events.

	Three Months Ended September 30, 2020
	U.S. $ and shares in millions (except per share amounts)
	GAAP	Excluded for non-GAAP measurement											Non-GAAP

		Amortization of purchased intangible assets	Legal settlements and loss contingencies	Goodwill impairment	Impairment of long lived assets	Other R&D expenses	Restructuring costs	Costs related to regulatory actions taken in facilities	Equity compensation	Contingent consideration	Other non -GAAP items*	Other items
Net revenues	3,978												3,978
Cost of sales	2,126	221						6	7		(2)		1,894
Gross profit	1,852	221						6	7		(2)		2,084
Gross profit margin	46.6%												52.4%
R&D expenses	258					21			5				233
S&M expenses	605	31							8				566
G&A expenses	279								10		-		269
Other income	(8)										(0)		(8)
Legal settlements and loss contingencies	21		21										-
Other assets impairments, restructuring and other items	(98)				56		9			(179)	15		-
Intangible assets impairments	509				509								-
Goodwill impairment	4,628			4,628									-
Operating income (loss)	(4,342)	251	21	4,628	565	21	9	6	30	(179)	14		1,025
Financial expenses, net	117											(124)	241
Income (loss) before income taxes	(4,459)	251	21	4,628	565	21	9	6	30	(179)	14	(124)	784
Income taxes	16											(117)	133
Share in profit (losses)of associated companies – net	(136)											(134)	(1)
Net income (loss)	(4,340)	251	21	4,628	565	21	9	6	30	(179)	14	(375)	652
Net income (loss) attributable to non-controlling interests	10											(6)	15
Net income (loss) attributable to Teva	(4,349)	251	21	4,628	565	21	9	6	30	(179)	14	(381)	637

EPS - Basic	(3.97)											4.55	0.58
EPS - Diluted	(3.97)											4.55	0.58

		The non-GAAP diluted weighted average number of shares was 1,100 million for the three months ended September 30, 2020.
		Non-GAAP income taxes for the three months ended September 30, 2020 were 17% on pre-tax non-GAAP income.
		* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, such as certain accelerated depreciation expenses and inventory write offs, primarily related to the rationalization of our plants and other unusual events.

Adjusted EBITDA reconciliation
Operating income (loss)	(4,342)
Add:
Depreciation	130
Amortization	251
EBITDA	(3,961)
Legal settlements and loss contingencies	21
Goodwill impairment	4,628
Impairment of long lived assets	565
Other R&D expenses	21
Restructuring costs	9
Costs related to regulatory actions taken in facilities	6
Equity compensation	30
Contingent consideration	(179)
Other non-GAAP items (excluding accelerated depreciation of $2 million)*	12
Adjusted EBITDA	1,153

* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, such as certain accelerated depreciation expenses and inventory write offs, primarily related to the rationalization of our plants and other unusual events.

	Nine months ended September 30, 2020
	U.S. $ and shares in millions (except per share amounts)
	GAAP	Excluded for non-GAAP measurement										Non-GAAP

		Amortization of purchased intangible assets	Legal settlements and loss contingencies	Goodwill impairment	Impairment of long-lived assets	Restructuring costs	Costs related to regulatory actions taken in facilities	Equity compensation	Contingent consideration	Other non- GAAP items*	Other items
Net revenue	12,206											12,206
Cost of sales	6,528	663					17	19		30		5,799
Gross profit	5,678	663					17	19		30		6,407
Gross profit margin	46.5%											52.5%
R&D expenses	704							14		3		687
S&M expenses	1,815	95						25				1,695
G&A expenses	846							31		12		803
Other (income) expense	(30)									(3)		(27)
Legal settlements and loss contingencies	10		10									-
Other assets impairments, restructuring and other items	404				408	82			(96)	10		-
Intangible assets impairment	1,278				1,278							-
Goodwill impairment	4,628			4,628								-
Operating income (loss)	(3,978)	758	10	4,628	1,686	82	17	90	(96)	52	-	3,248
Financial expenses, net	565										(118)	683
Income (loss) before income taxes	(4,543)	758	10	4,628	1,686	82	17	90	(96)	52	(118)	2,565
Income taxes	(147)										(583)	436
Share in losses of associated companies – net	(135)										(134)	(1)
Net income (loss) attributable to Teva	(4,261)	758	10	4,628	1,686	82	17	90	(96)	52	(835)	2,130
Net income (loss) attributable to non-controlling interests	(121)										(174)	53
Net income (loss)	(4,140)	758	10	4,628	1,686	82	17	90	(96)	52	(1,009)	2,077
EPS - Basic	(3.78)										5.68	1.90
EPS - Diluted	(3.78)										5.67	1.89

		The non-GAAP diluted weighted average number of shares was 1,099 million for the nine months ended September 30, 2020.
		Non-GAAP income taxes for the nine months ended September 30, 2021 were 17% on pre-tax non-GAAP income.
		* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, such as certain accelerated depreciation expenses and inventory write offs, primarily related to the rationalization of our plants and other unusual events.

Adjusted EBITDA reconciliation
Operating income (loss)	(3,978)
Add:
Depreciation	404
Amortization	758
EBITDA	(2,815)
Legal settlements and loss contingencies	10
Goodwill impairment	4,628
Impairment of long lived assets	1,686
Restructuring costs	82
Costs related to regulatory actions taken in facilities	17
Equity compensation	90
Contingent consideration	(96)
Other non-GAAP items (excluding accelerated depreciation of $18 million)*	34
Adjusted EBITDA	3,635

* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, such as certain accelerated depreciation expenses and inventory write offs, primarily related to the rationalization of our plants and other unusual events.

	Segment Information

	North America		Europe		International Markets
	Three months ended September 30,		Three months ended September 30,		Three months ended September 30,
	2021	2020	2021	2020	2021	2020

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$1,875	$2,017	$1,220	$1,116	$530	$529
Gross profit	967	1,056	714	637	296	275
R&D expenses	146	155	55	60	16	17
S&M expenses	250	250	204	200	102	101
G&A expenses	121	97	64	66	29	33
Other income	(7)	(5)	(2)	(1)	(2)	(1)
Segment profit	$458	$560	$394	$312	$152	$125

	Segment Information

	North America		Europe		International Markets
	Nine months ended September 30,		Nine months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020	2021	2020

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$5,807	$6,146	$3,618	$3,520	$1,505	$1,582
Gross profit	3,081	3,208	2,063	2,009	826	828
R&D expenses	467	455	184	180	51	51
S&M expenses	734	755	628	590	303	312
G&A expenses	338	325	180	184	79	96
Other income	(14)	(9)	(3)	(3)	(5)	(10)
Segment profit	$1,556	$1,682	$1,074	$1,058	$398	$378

Reconciliation of our segment profit
to consolidated income before income taxes
	Three months ended
	September 30,
	2021	2020

	(U.S.$ in millions)

North America profit	$458	$560
Europe profit	394	312
International Markets profit	152	125
Total reportable segment profit	1,004	997
Profit of other activities	38	28
Total segment profit	1,042	1,025
Amounts not allocated to segments:
Amortization	199	251
Other asset impairments, restructuring and other items	62	(98)
Intangible asset impairments	21	509
Goodwill impairment	-	4,628
Legal settlements and loss contingencies	3	21
Other unallocated amounts	134	55
Consolidated operating income (loss)	623	(4,342)
Financial expenses - net	241	117
Consolidated income (loss) before income taxes	$382	$(4,459)

Reconciliation of our segment profit
to consolidated income before income taxes
	Nine months ended
	September 30,
	2021	2020

	(U.S.$ in millions)

North America profit	$1,556	$1,682
Europe profit	1,074	1,058
International Markets profit	398	378
Total reportable segment profit	3,028	3,118
Profit of other activities	125	130
Total segment profit	3,153	3,248
Amounts not allocated to segments:
Amortization	613	758
Other asset impairments, restructuring and other items	227	404
Goodwill impairment	-	4,628
Intangible asset impairments	295	1,278
Legal settlements and loss contingencies	113	10
Other unallocated amounts	266	148
Consolidated operating income (loss)	1,638	(3,978)
Financial expenses - net	805	565
Consolidated income (loss) before income taxes	$833	$(4,543)

Segment revenues by major products and activities
(Unaudited)

	Three months ended
	September 30,		Percentage Change
	2021	2020	2020-2021
	(U.S.$ in millions)
North America segment
Generic products	$859	$928	(7%)
AJOVY	46	35	31%
AUSTEDO	201	168	19%
BENDEKA/TREANDA	95	105	(9%)
COPAXONE	133	236	(44%)
ProAir*	31	50	(37%)
Anda	363	341	7%
Other	146	155	(5%)
Total	1,875	2,017	(7%)

* Does not include revenues from the ProAir authorized generic, which are included under generic products.

	Three months ended
	September 30,		Percentage Change
	2021	2020	2020-2021
	(U.S.$ in millions)
Europe segment
Generic products	$895	$824	9%
AJOVY	23	8	180%
COPAXONE	95	101	(6%)
Respiratory products	85	77	10%
Other	122	106	15%
Total	1,220	1,116	9%

	Three months ended
	September 30,		Percentage Change
	2021	2020	2020-2021
	(U.S.$ in millions)
International Markets segment
Generic products	$412	$429	(4%)
AJOVY	39	16	145%
COPAXONE	10	14	(30%)
Other	69	71	(3%)
Total	530	529	§

Revenues by Activity and Geographical Area
(Unaudited)

	Nine months ended
	September 30,		Percentage Change
	2021	2020	2020-2021
	(U.S.$ in millions)
North America segment
Generic products	$2,864	$2,804	2%
AJOVY	123	98	25%
AUSTEDO	520	451	15%
BENDEKA / TREANDA	292	313	(7%)
COPAXONE	448	671	(33%)
ProAir*	140	175	(20%)
Anda	968	1,141	(15%)
Other	451	493	(8%)
Total	5,807	6,146	(6%)

* Does not include revenues from the ProAir authorized generic, which are included under generic products.

	Nine months ended
	September 30,		Percentage Change
	2021	2020	2020-2021
	(U.S.$ in millions)
Europe segment
Generic products	$2,637	$2,593	2%
AJOVY	58	17	232%
COPAXONE	296	294	1%
Respiratory products	263	263	0%
Other	364	352	3%
Total	3,618	3,520	3%

	Nine months ended
	September 30,		Percentage Change
	2021	2020	2020-2021
	(U.S.$ in millions)
International Markets segment
Generic products	$1,211	$1,304	(7%)
AJOVY	46	17	170%
COPAXONE	29	38	(23%)
Other	219	224	(2%)
Total	1,505	1,582	(5%)

Free cash flow reconciliation
(Unaudited)

	Three months ended September 30,
	2021	2020

	(U.S. $ in millions)

Net cash provided by operating activities	529	307
Beneficial interest collected in exchange for securitized accounts receivables	397	333
Purchases of property, plant and equipment	(146)	(143)
Proceeds from sale of business and long lived assets	15	9
Free cash flow	$795	$506

Free cash flow reconciliation
(Unaudited)

	Nine months ended September 30,
	2021	2020

	(U.S. $ in millions)

Net cash provided by (used in) operating activities	342	885
Beneficial interest collected in exchange for securitized accounts receivables	1,278	1,102
Purchases of property, plant and equipment	(409)	(402)
Proceeds from sale of business and long lived assets	269	54
Free cash flow	$1,479	$1,639

Contacts

IR Contacts
Kevin C. Mannix (215) 591-8912
Yael Ashman +972 (3) 914 8262

PR Contacts
Kelley Dougherty (973) 832-2810
Yonatan Beker (973) 917-0851